U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 5

Form 3 Holdings Reported

Filed Pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

Form 4 Transactions Reported

1. Name and Address of Reporting Person - Jeffrey E. Butler,
   7506 N. Broadway Ext., Oklahoma City, OK 73116
2. Issuer Name and Ticker or Trading Symbol - AEDU
3. IRS or Social Security  Number of Reporting Person (Voluntary)
4. Statement FOR 2002
5. If Amendment,  Date of Original
6. Relationship of Reporting Person to Issuer
(Check all applicable)
	x  Director
	x  Officer (give title below) - President
	   10% Owner
	   Other (specify below)

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1. Title of Security (Instr.3)
2. Transaction Date
3. Transaction Code (Instr.8)
4. Securities Acquired (A) or Disposed of (D) (Instr.3, 4 and 5)
5. Amount of Securities Beneficially Owned at End of Month (Instr.3
   and 4)
6. Ownership Form: Direct (D) or Indirect (I) (Instr.4)
7. Nature of Indirect Beneficial Owner-ship (Instr.4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)- Options
2. Conversion or Exercise Price of Derivative Security - $.25
3. Transaction Date - 02/25/02
4. Transaction Code (Instr. 8) - A
5. No. of Derivative Securities Acquired (A) or Disposed of (D) Instr. 3, 4 & 5)- 100,000
6. Date Exercisable and Expiration Date - Exercisable 02/25/02,
   02/25/03 and 02/25/04; Expiration Date 02/25/05, 02/25/05 and
   02/25/05
7. Title and Amount of Underlying Securities (Instr. 3 and 4)-
   Common Stock; Amount - 33,334, 33,333 and 33,333
8. Price of Derivative Security (Instr. 5) - n/a
9. Number of Derivative Securities Beneficially Owned - 456,800
10.Ownership Form of Derivative Security: Direct - D
11. Nature of Indirect Beneficial Ownership

Explanation of Responses.

Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person
Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

END OF FORM 5